Exhibit 10.13

Perella Weinberg Partners

2021 OMNIBUS INCENTIVE PLAN

MANAGEMENT
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

This Performance Restricted Stock Unit Award Agreement (this “Agreement”), dated as of _______, 2021 (the “Grant Date”), is made by and between Perella Weinberg Partners (the “Company”) and _______ (the “Grantee”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Perella Weinberg Partners 2021 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”). Where the context permits, references to “the Company” shall include the Company and any successor to the Company.

1.
Grant of RSUs. The Company hereby grants to the Grantee a total of _______ performance-based restricted stock units (the “RSUs”) as of the Grant Date, subject to all of the terms and conditions of this Agreement and the Plan. Each RSU granted hereunder shall represent the right to receive one (1) share of Common Stock (a “Share”).
2.
Vesting. The RSUs shall vest upon the achievement of both of the following vesting conditions:
(a)
Service Condition. Except as provided in Section 3 hereof, the service-based vesting condition shall be satisfied on the following dates (each a “Vesting Date”) so long as the Grantee remains in continuous employment with the Company or an Affiliate thereof [as a Working Partner] through, and has not given or received a notice of termination of such employment [as a Working Partner] as of, the applicable Vesting Date:

Time-Based Tranche	Vesting Date
36 Month Tranche ([50%] RSUs)	August 31, 2024
60 Month Tranche ([50%] RSUs)	August 31, 2026

Notwithstanding the foregoing, no more than fifty percent (50%) of the RSUs for which the performance-based vesting conditions have been satisfied as of the first Vesting Date shall be deemed to be vested as of the first Vesting Date for purposes of this Agreement. For example, if the $30 Tranche (as defined below) is achieved prior to the first Vesting Date, then [HALF OF THE TOTAL NUMBER] RSUs shall be deemed to be vested as of the first Vesting Date for purposes of this Agreement, so long as the Grantee satisfies the service-based vesting condition through the first Vesting Date; however, if only the $15 Tranche (as defined below) is achieved prior to the first Vesting Date, then [HALF OF THE $15 TRANCHE] RSUs shall be deemed to be vested as of the first Vesting Date for purposes of this Agreement, and the remaining [HALF OF THE $15 TRANCHE] RSUs (in addition to any other RSUs for which the applicable performance-based vesting condition is satisfied after the first Vesting Date but prior to the final Vesting Date) shall be deemed to be vested as of the final Vesting Date for purposes of this Agreement, so long as the Grantee satisfies the service-based vesting condition through the final Vesting Date.

(b)
Performance Condition. The performance-based vesting conditions shall be satisfied on the first calendar month-end date that the Share Price (as defined below) is equal to or greater than the designated Share Price for the applicable performance-based tranche (as specified below, subject to Section 2(c) hereof) for any twenty (20) trading days out of any thirty (30) consecutive trading day period ending prior to the fifth (5th) anniversary of the Grant Date. Achievement of the performance-based vesting conditions with respect to any preceding thirty (30) consecutive trading day period shall be tested by the Company on the last day of each calendar month following the Grant Date, beginning with September 30, 2021; provided, that if the fifth (5th) anniversary of the Grant Date occurs within the three (3) trading day period preceding the end of the calendar month in which such fifth (5th) anniversary of the Grant Date occurs, the day immediately preceding such fifth (5th) anniversary of the Grant Date shall be the final testing date for purposes of this Section. For the avoidance of doubt, the performance-based vesting conditions with respect to any thirty (30) consecutive trading day period shall not be deemed to be achieved for purposes of this Section 2 prior to the testing date on the last day of the applicable calendar month following achievement of the designated Share Price. The four (4) relevant performance-based tranches and their respective performance-based vesting conditions are set forth below:

Performance-Based Tranche	Designated Share Price
$15 Tranche ([30%] Total RSUs)	$15.00
$20 Tranche ([65%] Total RSUs)	$20.00
$25 Tranche ([82.5%] Total RSUs)	$25.00
$30 Tranche ([100%] Total RSUs)	$30.00

For purposes of this Section, “Share Price” means, on any date on or following June 25, 2021 and prior to the fifth (5th) anniversary of the Grant Date, the closing sale price per Share reported on such date.

(c)
Linear Interpolation and High Water Mark. If the Share Price achieved (as determined in accordance with Section 2(b) hereof) is greater than $15 but less than $20, greater than $20 but less than the $25, or greater than $25 but less than the $30, then the number of RSUs for which the performance-based vesting conditions shall be deemed to be satisfied shall be determined by linear interpolation between the number of RSUs that would have vested at the defined ends of the applicable Share Price spectrums. Once any Share Price is determined to be achieved in accordance with Section 2(b) hereof and this Section 2(c), the performance-based vesting conditions shall be deemed to be irrevocably satisfied with respect to such Share Price (the “High Water Mark”), even if the price per Share declines thereafter. Except as provided in Section 3(d) hereof, none of the performance-based vesting conditions shall be satisfied if the highest Share Price achieved prior to the fifth (5th) anniversary of the Grant Date is less than $15, and no additional RSUs in excess of the number set forth in Section 1 hereof shall be granted or vested pursuant to this Agreement if the Share Price achieved prior to the fifth (5th) anniversary of the Grant Date is greater than $30. On the fifth (5th) anniversary of the Grant Date, any RSUs that have not vested in accordance with Section 2 or 3 hereof shall immediately terminate without the payment of any consideration.
3.
Termination.
(a)
Except as provided in this Section 3, if the Grantee’s employment [as a Working Partner] is terminated for any reason prior to the final Vesting Date, any outstanding RSUs that have not satisfied both the service-based vesting condition and the performance-based vesting condition as of the date of such termination shall immediately terminate without the payment of any consideration.
(b)
If the Grantee’s employment [as a Working Partner] is terminated prior to the final Vesting Date by the Company without Cause or by the Grantee for Good Reason (as defined in Section 3(f) hereof), and provided that the Grantee satisfies the requirements set forth in Section 3(e) hereof, then (i) the service-based vesting condition shall be deemed to be fully satisfied with respect to a pro-rata portion of each time-based tranche of RSUs that has not yet satisfied the service-based vesting condition, with such pro-rata portion determined by multiplying the number of RSUs subject to each such time-based tranche by a fraction, the numerator of which is the number of full months from the Grant Date to the Grantee’s date of termination, and the denominator of which is the number of full months from the Grant Date to each applicable Vesting Date set forth in Section 2(a) hereof; provided, that, in no event shall the service-based vesting condition be deemed to be fully satisfied with respect to a number of RSUs that is less than fifty percent (50%) of the total number of RSUs granted hereunder and (ii) any outstanding RSUs with respect to which the service-based vesting condition has been satisfied as of the date of termination (including pursuant to clause (i) of this Section) shall either (x) to the extent that the applicable performance-based vesting conditions have not yet been satisfied as of the Grantee’s date of termination, remain outstanding and eligible to vest subject to the achievement of the applicable performance-based vesting conditions prior to the fifth (5th) anniversary of the Grant Date (the achievement of which shall be tested by the Company on the last day of each calendar month following the Grantee’s date of termination in accordance with Section 2(b) hereof) or (y) to the extent that the applicable performance-based vesting conditions have been satisfied as of the Grantee’s date of termination, immediately vest as of the date of termination.
(c)
If the Grantee’s employment [as a Working Partner] is terminated prior to the final Vesting Date due to the Grantee’s Incapacity, and provided that the Grantee satisfies the requirements set forth in Section 3(e) hereof, then (i) the service-based condition shall be deemed to be fully satisfied with respect to all of the RSUs granted hereunder and (ii) any outstanding RSUs with respect to which the service-based condition has been satisfied as of the date of termination (including pursuant to clause (i) of this Section) shall either (x) to the extent that the applicable performance-based vesting conditions have not yet been satisfied as of the Grantee’s date of termination, remain outstanding and eligible to vest subject to the achievement of the applicable performance-based vesting conditions prior to the fifth (5th) anniversary of the Grant Date (the achievement of which shall be tested by the Company on the last day of each calendar month following the Grantee’s date of termination in accordance with Section 2(b) hereof) or (y) to the extent that the applicable performance-based vesting conditions have been satisfied as of the Grantee’s date of termination, immediately vest as of the date of termination.
(d)
If a Change in Control occurs on or prior to the fifth (5th) anniversary of the Grant Date, achievement of the performance-based vesting conditions shall be measured as of the Change in Control using the price per Share received by the Company’s shareholders in connection with such Change in Control as the Share Price for purposes of Section 2(b) hereof (such price per Share, the “Change in Control Price”); provided, that, notwithstanding the foregoing, the Change in Control Price shall in any event be no less than the greater of (i) $15.00 per Share and (ii) the High Water Mark. Any RSUs for which the performance-based vesting conditions have not been achieved as of the Change in Control in accordance with the preceding sentence shall immediately terminate without the payment of any consideration. Following the Change in Control, such RSUs for which the performance-based vesting conditions have been achieved shall remain outstanding and eligible to vest subject to the achievement of the time-based vesting conditions set forth in Section 2(a) hereof; provided, that if the applicable time-based vesting condition has already been satisfied with respect to any portion of such RSUs as of the Change in Control, such portion of the RSUs shall immediately vest as of the date of the Change in Control; provided, further, that if the Grantee’s employment [as a Working Partner] is terminated by the Company without Cause or by the Grantee for Good Reason, in each case prior to twenty-four (24) months following the Change in Control, then any remaining service-based vesting conditions shall be deemed to be fully satisfied with respect to such RSUs and such RSUs shall immediately vest as of the Grantee’s date of termination.
(e)
To be eligible to receive the benefits set forth in Sections 3(b) and (c) hereof, the Grantee shall be required to (x) execute a general release of claims in favor of the Company in a form satisfactory to the Company (the “Release”) and such Release must become effective (following the expiration of any applicable revocation period) within fifty-two (52) days following the date of termination (or such shorter period as may be specified in the Release in accordance with applicable law), (y) except in the case of a termination set forth in Section 3(b) hereof, not Compete with the Company during the Non-Compete Period and (z) continue to comply with all of the Restrictive Covenants (as defined in Section 6 hereof). Determination as to whether the Grantee has Competed during the Non-Compete Period shall be made in good faith by the Company.
(f)
For purposes of this Section, the following terms have the respective meanings ascribed to them in this Section 3(f):

“Good Reason” means the occurrence or existence of any of the following: (a) any relocation of the Grantee’s principal place of work that increases the Grantee’s one-way commute by more than fifty (50) miles, (b) a material breach by a PWP Entity of any material contractual obligation relating to compensation owed to the Grantee or (c) for the twenty-four (24) month period following the occurrence of a Change in Control, any material adverse change in the Grantee’s position, authority, privileges, duties, responsibilities or reporting relationships. Notwithstanding the foregoing, a Good Reason event shall not be deemed to have occurred unless: (i) the Grantee provides written notice to the Administrator of the event giving rise to Good Reason within thirty (30) days following the date of occurrence of such event and (ii) the Administrator fails to cure such event within thirty (30) days of receipt of such notice; provided, that Good Reason shall cease to exist for an event on the ninetieth (90th) day following the date of occurrence of such event if the Grantee has not resigned for Good Reason due to such event by such date.

“Compete” means, the entering into a relationship by the Grantee as an employee, officer, member, partner, director, owner, stockholder, independent contractor, consultant, advisor or agent of, or aiding or assisting anyone who holds the position of “Partner” with the Firm, with, or providing services or advice to, a Competitive Enterprise (as defined in this Section 3(g)) following the termination of the Grantee’s employment, tenure or service, as applicable, with the Restricted Entities; provided, however, that, notwithstanding the foregoing, none of the following activities shall be considered activities that “Compete” with a Restricted Entity: (i) the Grantee making any passive equity investments in any fund or managed account offered or managed by any Competitive Enterprise; (ii) the Grantee (together with the Grantee’s spouse and lineal descendants (each, a “Family Member”)) acquiring beneficial ownership (within the meaning of Section 13(d) of the Exchange Act), as an investment, of less than 5% of a class of equity securities issued by any Competitive Enterprise so long as such securities are publicly traded; or (c) the Grantee providing investment advice and investment management services with respect to (x) the Grantee’s own personal assets and/or the personal assets of the Grantee’s Family Members and Estate Planning Vehicles (as defined in this Section 3(g)) (including establishing private partnerships, limited liability companies, trusts or similar entities and entities that operate such vehicles) or (y) any individual not-for-profit organization that qualifies as a tax-exempt Person under the applicable laws of the relevant jurisdiction; provided, further, that the Company may, in its discretion, provide a waiver to the Grantee for certain pre-existing investments or certain other activities of the Grantee that would otherwise constitute such Grantee “Competing.”

“Competitive Enterprise” means a business enterprise, including a special purpose acquisition vehicle or similar “blank check” entity, that engages or is preparing to engage in, or that owns or controls a significant interest in a Person that engages or is preparing to engage in, a Restricted Entity Business (as defined in this Section 3(g)); provided, however, that such business enterprise shall not be considered a “Competitive Enterprise” if (i) such business enterprise also engages in lines of business or services that are separate, distinct and divisible from the Restricted Entity Businesses and (ii) the Grantee does not (A) provide services, confidential information, strategy or advice to any division of such business enterprise engaged in or preparing to engage in any Restricted Entity Business (including any individual working for, or providing services to, any such division), and (B) attend meetings where such business enterprise’s Restricted Entity Businesses are discussed, or where the Grantee could, even inadvertently, disclose confidential information of the Restricted Entities; provided, further, that, employment by or a position with a portfolio company of a private equity or investment management firm, which portfolio company is not itself a Competitive Enterprise, shall be deemed not to constitute engaging in a Restricted Entity Business.

“Estate Planning Vehicle” means any trust or entity that (i) was created or formed by the Grantee or Family Members of the Grantee and (ii) is solely for the benefit, directly or indirectly, of the Grantee or Family Members of the Grantee.

“Non-Compete Period” means during the Grantee’s employment, tenure or service with or to the Firm, as applicable, and for a period of one (1) year following the cessation of such employment, tenure or service for any reason or no reason; provided, however, that the Grantee shall not be subject to a Non-Compete Period if the Grantee’s employment, tenure or service, as applicable, is terminated by the Company without Cause or by the Grantee for Good Reason.

“Restricted Entity Business” means investment banking, financial advisory services, private investing, merchant banking, private equity, asset or hedge fund management, any activities involving or relating to the use or sponsorship of a special purpose acquisition vehicle or similar “blank check” entity, or any other line of business in which the Restricted Entities engage, are planning to engage (and with respect to which, the Grantee has prior notice of such plans) or were engaged during the two (2)-year period prior to the cessation of, for any reason or no reason, the Grantee’s employment, tenure or services (unless, during such two (2)-year period, the Restricted Entities ceased to engage in such business enterprise for reasons unrelated to the Grantee’s and with no intention, to the Grantee’s knowledge, to re-engage in such business enterprise).

(g)
Examples of the pro-ration calculations and treatment of outstanding RSUs in connection with certain qualifying terminations of employment described in this Section 3 are set forth on Exhibit A hereto.
4.
Settlement of RSUs. Any Shares issuable in respect of RSUs that have satisfied both the service-based vesting condition and the performance-based vesting conditions set forth in Sections 2 and 3 hereof shall be delivered to the Grantee as soon as practicable and within sixty (60) days following the date that both vesting conditions have been satisfied, and in no event later than March 15 of the year following the year in which both vesting conditions have been satisfied.
5.
Voting and Dividend Equivalent Rights. The Grantee shall have no rights as a stockholder with respect to the RSUs (including the right to vote and the right to receive dividends) prior to the date that the underlying Shares are issued pursuant to this Agreement; provided that if, during the period commencing on the Grant Date and ending on the date the underlying Shares are issued pursuant to this Agreement, the Company declares a dividend on its Shares, then the Grantee shall be eligible to receive an amount of cash equal to the product of (i) the number of Shares, if any, delivered to the Grantee following the vesting of the RSUs and (ii) the amount of cash distributed with respect to an outstanding Share during such period, which amount of cash shall be paid to the Grantee on or about the date such Shares are delivered to the Grantee. No interest or other earnings will be credited with respect to such payment.
6.
Restrictive Covenants. The Grantee acknowledges and agrees that the Grantee is bound by certain restrictive covenants in connection with the Grantee’s employment, tenure or service with the Company and its Affiliates, as applicable, which restrictive covenants may include, without limitation, confidentiality, non-solicitation, non-competition and non-disparagement covenants (as applicable, the “Restrictive Covenants”).  Such Restrictive Covenants may be contained in a partnership agreement, an employment agreement or a non-disclosure agreement, among others (as each may be amended, restated and in place from time to time). The Restrictive Covenants are incorporated by reference as if fully set forth herein and are hereby re-executed and reaffirmed.
7.
Agreement Subject to Plan. This Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.
8.
No Rights to Continuation of Employment, Tenure or Service. Nothing in the Plan or this Agreement shall confer upon the Grantee any right to continue in the employment or service of the Company or any Affiliate thereof or shall interfere with or restrict the right of the Company or its Affiliates to terminate the Grantee’s employment, tenure or service any time for any reason whatsoever, with or without Cause.
9.
Tax Withholding. The Company shall be entitled to require payment by or on behalf of the Grantee in respect of any sums required or permitted by federal, state, local or foreign tax law to be withheld with respect to the settlement of any RSUs, in each case, equal to the minimum amount of tax required to be withheld (or such other rate that will not cause adverse accounting consequences for the Company). The Company shall be entitled to take such action as the Company deems necessary or appropriate to satisfy all such obligations for the payment of the applicable tax obligations with respect to any RSUs, including by requiring a cash payment, authorizing any cashless exercise procedure or withholding from the number of Shares that would otherwise be issued upon settlement of the RSUs the largest whole number of Shares with a Fair Market Value equal to the applicable tax obligations. Notwithstanding the foregoing, if the Grantee is subject to reporting under Section 16 of the Exchange Act, then, unless otherwise determined by the Administrator, the Company shall satisfy the applicable tax obligations with respect to any RSUs by withholding from the number of Shares that would otherwise be issued upon settlement of the RSUs the largest whole number of Shares with a Fair Market Value equal to the applicable tax obligations.
10.
Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, the Grantee shall not be considered to have terminated employment, tenure or service with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until the Grantee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between the Grantee and the Company during the six (6) month period immediately following the Grantee’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Grantee’s separation from service (or, if earlier, the Grantee’s date of death). The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.
11.
Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.
12.
Agreement Binding on Successors. The terms of this Agreement shall be binding upon the Grantee and upon the Grantee’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.
13.
No Assignment. Notwithstanding anything to the contrary in this Agreement, neither this Agreement nor any rights granted herein shall be assignable by the Grantee.
14.
Necessary Acts. The Grantee hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.
15.
Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.
16.
Entire Agreement. This Agreement and the Plan, including the Restrictive Covenants, contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersede, and shall be deemed to be in full satisfaction of, any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, including any equity award referenced in that certain employment agreement dated as of _______, 2021 by and between the Grantee and the Company or any its Affiliates.
17.
Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

18.
Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The Grantee’s electronic signature of this Agreement shall have the same validity and effect as a signature affixed by the Grantee’s hand.
19.
Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.
20.
Set-Off. The Grantee hereby acknowledges and agrees, without limiting the rights of the Company or any Affiliate thereof otherwise available at law or in equity, that, to the extent permitted by law, the number of Shares due to the Grantee under this Agreement may be reduced by, and set-off against, any or all amounts or other consideration payable by the Grantee to the Company or any of its Affiliates under any other agreement or arrangement between the Grantee and the Company or any of its Affiliates; provided that any such set-off does not result in a penalty under Section 409A of the Code or applicable law.

* * *

By the Grantee’s acceptance hereof (whether written, electronic, or otherwise), the Grantee agrees, to the fullest extent permitted by law, that in lieu of receiving documents in paper format, the Grantee accepts the electronic delivery of any documents that the Company, or any third party involved in administering the Plan which the Company may designate, may deliver in connection with the RSUs granted hereunder (including the Plan, this Agreement, any account statements, or other communications or information) whether via the Company’s intranet or the internet site of such third party administrator or via email or such other means of electronic delivery specified by the Company. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or any third party involved in administering the Plan which the Company may designate.